Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Shad Burke	Kirsten Garvin
Interim Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com
Dot Hill Systems Settles Patent Infringement Lawsuit with Crossroads Systems
CARLSBAD, Calif. — June 28, 2006 — Dot Hill Systems Corp. (NASDAQ:HILL) today announced that it has entered into an agreement that settles the outstanding patent action brought by Crossroads Systems against Dot Hill and licenses to Dot Hill the family of patents from which the lawsuit stemmed.
Under the terms of the settlement, Dot Hill will pay $3.35 million for alleged past damages and Crossroads will dismiss, with prejudice, all patent claims against Dot Hill. A third party will pay Crossroads an additional $7.15 million. Going forward, Crossroads will receive a running royalty of 2.5% based on a percentage of net sales of RAID products sold by Dot Hill, but only those with functionality that is covered by US Patents No. 5,941,972 and No. 6,425,035 and other patents in the patent family. For RAID products that use a controller sourced by a third party, Dot Hill will pay 0.8125% of the 2.5% royalty, and a third party will be responsible for the remainder. For RAID products that use Dot Hill’s proprietary controller, Dot Hill alone will be paying the 2.5% running royalty.
No royalty payments will be required with respect to the sale of storage systems that do not contain RAID controllers, known as JBOD systems, or systems that use only the SCSI protocol end-to-end, even those that perform RAID. Further, royalty payments with respect to the sale of any products that are made, used and sold outside of the United States will only be required if and when Crossroads is issued patents that cover the products and that are issued by countries in which the products are manufactured, used or sold.
“In the interest of ensuring a stable and continued flow of product to our customers, we have decided to settle all of our outstanding claims with Crossroads,” said Dana Kammersgard, Dot Hill’s president and chief executive officer. “We are pleased to put the lawsuit behind us so we can continue our focus on delivering innovative products to our customers and executing on the corporate goals we have put in place.”
About Dot Hill
Dot Hill is the market leader in providing flexible storage offerings and responsive service and support to OEMs and system integrators, from engagement through end-of-life. Founded in 1984, Dot Hill has more than two decades of expertise in developing high-quality, competitively priced storage products. Focused on delivering global 24 X 7 X 365 technical support, the company has more than 100,000 systems in use worldwide and numerous OEM and indirect partners. With its patented technology and award-winning SANnet II® and RIO Xtreme™ families of storage and its Dot Hill Storage Services, Dot Hill makes storage easy. Headquartered in Carlsbad, Calif., Dot Hill has offices in China, Germany, Israel, Japan, Netherlands, United Kingdom and the United States. More information is available at www.dothill.com.
Dot Hill, the Dot Hill logo, SANnet, SANpath, SANscape, RIVA and RIO Xtreme are trademarks of Dot Hill Systems Corp. All other products and names mentioned herein are trademarks or registered trademarks of their respective owners.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding the continued licensing of Crossroads ‘972 family of patents, whether or not Dot Hill will become the subject of other patent infringement claims in the future and any positive impact that this license will have on future financial results or stock price. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the fact that the license is terminable by Crossroads under certain scenarios and unforeseen technological, intellectual property, personnel or engineering issues; and the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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